Exhibit 99.4(b)

Amendment to

Investment Advisory and Administration Contract

Dated as of March 1, 2024

THIS AMENDMENT is made as of March 1, 2024 between UBS INVESTMENT TRUST, a Massachusetts business trust (“Trust”), and UBS ASSET MANAGEMENT (AMERICAS) LLC (formerly known as UBS Asset Management (Americas) Inc. and UBS Global Asset Management (Americas) Inc.) (“UBS AM”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

WHEREAS, the Trust and UBS AM have entered into an Investment Advisory and Administration Contract dated as of April 1, 2006, as may be amended from time to time, with respect to UBS U.S. Allocation Fund, a series of the Trust (the “Agreement”);

WHEREAS, UBS AM has converted from a Delaware corporation to a Delaware limited liability company pursuant to Delaware statute, and has changed its name to “UBS Asset Management (Americas) LLC”; and

WHEREAS, the Trust’s Board of Trustees has approved an amendment to the Agreement to reflect such conversion;

NOW THEREFORE, the Agreement is hereby amended as follows:

1.	All references to UBS Asset Management (Americas) Inc. are hereby revised to UBS Asset Management (Americas) LLC.

2.	The first sentence of the first paragraph of the Agreement is hereby revised to read as follows: “Contract made as of April 1, 2006 between UBS INVESTMENT TRUST, a Massachusetts business trust (“Fund”) and UBS ASSET MANAGEMENT (AMERICAS) LLC (formerly known as UBS Asset Management (Americas) Inc. and UBS Global Asset Management (Americas) Inc.) (“Manager”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended.”

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	UBS Investment Trust, on behalf of its series, UBS U.S. Allocation Fund

/s/ Joanne Kilkeary	/s/ Mark E. Carver
Name: Joanne Kilkeary	Name: Mark E Carver
Title: Treasurer	Title: President

Attest:	UBS Asset Management (Americas) LLC

/s/ Eric Sanders	/s/ Keith A. Weller
Name: Eric Sanders	Name: Keith A. Weller
Title: Director and Associate General Counsel	Title: Executive Director and Deputy General Counsel